Exhibit 99.4

THIRD AMENDMENT TO THE

AMGEN NONQUALIFIED DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED EFFECTIVE OCTOBER 16, 2013

The Amgen Nonqualified Deferred Compensation Plan, as Amended and Restated Effective October 16, 2013 (the “Plan”), is hereby amended, effective January 1, 2022, as follows:

1.	Section 3.3 (“Delayed Commencement Election”) is amended by adding the following at the end thereof:

The opportunity to delay the effective date of deferral elections as described in this Section 3.3 applies to Plan Years beginning prior to January 1, 2022. In no event may a Participant delay the effective date of his or her deferral elections for Plan Years beginning on or after January 1, 2022.

2.	Section 4.1 (“Short-Term Payout”) is amended by adding the following at the end thereof:

The ability to irrevocably elect a Short-Term Payout for Annual Deferral Amounts as described in this Article 4 applies to Plan Years beginning prior to January 1, 2022. In no event may a Participant elect a Short-Term Payout for Annual Deferral Amounts for Plan Years beginning on or after January 1, 2022.

To record this Third Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 25th day of October, 2021.

AMGEN INC.

By:	/s/ Lori A. Johnston
Name: Lori A. Johnston
Title: Executive Vice President, Human Resources